EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS APPOINTS STEVE HICKS AS CHAIRMAN KEVIN RICHARDSON ADDED TO THE BOARD OF DIRECTORS ARGIL WHEELOCK, M.D., NAMED CHIEF MEDICAL ADVISOR

AUSTIN, TX, March 6, 2006 — HealthTronics, Inc. (NASDAQ: HTRN), today announced that R. Steven Hicks has been appointed as its Chairman of the Board of Directors. Mr. Hicks has served as a director since December, 2002. He is also Chairman of Capstar Partners, LLC, a private investment company. Mr. Hicks stated, “I am pleased to serve HealthTronics’ shareholders in this new role. I look forward to working with our talented management team as we continue to leverage our core assets and capabilities to build a stronger and more profitable Company.”

Additionally, the Board elected Kevin A. Richardson II as a Director. Mr. Richardson is a founder of Prides Capital, LLC and Prides Capital Partners, LLC. Mr. Richardson stated, “I am excited to be involved as HealthTronics increases its efforts to leverage their strong customer relationships. This appointment, along with our existing ownership of over 5 million shares of HealthTronics, strengthens our commitment to HealthTronics and its potential for long-term shareholder value.”

John Q. Barnidge, interim President and CEO, stated, “We are extremely pleased to have Steve Hicks as our Chairman, and to welcome Kevin Richardson to the HealthTronics’ Board. Argil Wheelock, M.D., will remain on our board. I am also excited to have Dr. Wheelock serve the Company as its Chief Medical Advisor working closely with our urology network.” Mr. Barnidge concluded, “Ken Shifrin will no longer hold the title of Vice Chairman, but remains as a Director.”

The Board also formed a Strategic Planning Committee comprised of Mr. Richardson, Dr. Wheelock and Mr. Shifrin. The Committee will be chaired by Mr. Richardson and will work closely with management in evaluating the various strategic alternatives available to the Company, both short and long-term.”

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community and manufactures and distributes medical devices. The Company also manufactures specialty vehicles used for the transport of high-technology medical devices, broadcast & communications equipment and the Homeland Security market place. For more information, visit www.healthtronics.com.

Statements by the Company’s management in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, the integration of Prime’s and HealthTronics’ businesses, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. John Q. Barnidge, President & CEO (Interim) (512) 314-4554 John.Barnidge@healthtronics.com www.healthtronics.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604 LMortman@equityny.com Lauren Till (212) 836-9610 LTill@equityny.com www.theequitygroup.com